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                                                                     EXHIBIT 4.4

                              CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, INTERNATIONAL TRADING & MANUFACTURING CORPORATION, a Nevada corporation ("Borrower"), hereby promises to pay to Steve Livingston ("Holder") the principal amount of One Hundred Thousand Dollars ($100,000.00), on the terms and subject to the conditions specified in this Debenture.

THE SECURITIES EVIDENCED, REPRESENTED AND CONTEMPLATED BY THE PROVISIONS OF THIS DEBENTURE HAVE NOT BEEN REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT IF 1933 ("ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE RESOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) BORROWER HAS RECEIVED FROM COUNSEL AN OPINION SATISFACTORY TO BORROWER THAT SUCH TRANSFER CAN BE MADE WITHOUT COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE ACT, OR (2) A REGISTRATION STATEMENT FILED BY BORROWER IS DECLARED EFFECTIVE OR ANY AND ALL ACTIONS NECESSARY TO PERFECT AN EXEMPTION IS COMPLETED.

                                   ARTICLE ONE
                     INTEREST, TERMS OF PAYMENT AND SECURITY

1.1 CURRENCY. All amounts specified by to the provisions of this Debenture are in United States Dollars.

1.2 INTEREST. No interest shall accrue on the unpaid amount due and payable pursuant to the provisions of this debenture.

1.3 PRINCIPAL. The principal amount evidenced by the provisions of this Debenture shall be payable on December 31, 1999.

                                   ARTICLE TWO
                         CONVERSION AND PURCHASE RIGHTS

2.1 CONVERSION OR PURCHASE RIGHT. Holder shall have the right from and after December 1, 1998, and then at any time thereafter to convert any portion of the principal indebtedness evidenced by the provisions of this Debenture into fully paid and nonassessable shares of $.001 par value voting common stock of Borrower ("Common Stock"), on the terms and subject to the conditions specified by the provisions of this Debenture. Upon the surrender of this Debenture, accompanied by Holder's written request for conversions, Borrower shall issue and deliver or cause to be issued and delivered to Holder certified evidencing the appropriate number of shares of Common stock. If a portion of such principal is converted, Borrower shall deliver to Holder a certified for the proper number of shares of Common Stock for the portion of that principal indebtedness converted an a new Debenture in the form hereof for the unconverted balance of the principal indebtedness by the provision of this Debenture.



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2.2 CONVERSION OR PURCHASE PRICE. Subject to adjustment as specified by the provision of Section 2.4 of this Debenture, the conversion or purchase price of the Common Stock indebtedness ("Conversion Price") shall be $0.50 per share.

2.3 MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon any conversion of the principal indebtedness evidenced by the provisions of this Debenture. In lieu of any fractional shares to which Holder would otherwise be entitled, Borrower shall pay Holder cash in the amount equal to the Conversion Price for such fractional shares. Before Holder shall be entitled to convert the indebtedness evidenced by the provisions of the Debenture into shares of Common Stock and to receive certificates thereof, Holder shall surrender the original copy of this Debenture, duly endorsed and cancelled, at the office of Borrower, and shall given written notice to Borrower at such office that Holder elects to convert the principal indebtedness evidenced by the provisions of this Debenture; provided, however, that Borrower shall not be obligated to issue certificates evidencing the shares of common stock issuable upon such conversion unless the original endorsed and cancelled original copy of this Debenture is either delivered to Borrower, as specified above, or Holder notifies Borrower that such original copy of this Debenture has been lost, stolen or destroyed and executes an agreement satisfactory to Borrower to indemnify Borrower from any loss incurred by Borrower in connection with such original copy of this Debenture. Borrower shall, as soon as practical after such delivery of an original copy of this Debenture, or such agreement and indemnification, issue and deliver or cause to be issued and delivered to Holder, a certificate or certificates for the number of shares of Common Stock to which Holder shall be entitled and a check payable to Holder in the amount of any cash amounts payable as a result of the conversion into fractional shares of Common Stock. The person or persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

2.4 ADJUSTMENT OF CONVERSION TERMS. The Conversion Price and number of shares of Common Stock to be issued upon conversion or purchase shall be subject to adjustment from time to time upon the happening of certain events while the conversion or purchase right specified by the provisions of this Debenture remains outstanding, as follows:

        A. MERGER, SALE OF ASSETS, ETC. If Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets, the provisions of this Debenture shall thereafter be evidence of the right to purchase such securities and property as would have purchase such number and type of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance, the foregoing provision shall similarly apply to successive transaction of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section 2.4 shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.



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        B. RECLASSIFICATION, ETC. If Borrower at any time shall, by subdivision, combination or reclassification of securities, or otherwise, change any of the right specified by the provisions of this Debenture into the same or a different number of securities of any class or classes, the provisions of this Debenture shall thereafter be evidence of the right to purchase such number and type of securities as would have been issuable as the result of such change with respect to the securities which were subject to conversion or purchase right immediately prior to such subdivision, combination, reclassification or other change. If shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or proportionately increased in case of combination of shares, in both situations by the ratio which the total number of Common Stock to be outstanding immediately after the occurrence of such event bears to the total number of Common Stock outstanding immediately prior to the occurrence of such event.

2.5 CASH DISTRIBUTION. No adjustment of cash dividends on Common Stock or other Securities purchasable pursuant to the provisions of this Debenture will be made to the Conversion Price.

2.6 AUTHORIZED SHARES. Borrower covenants that during the period the conversion right specified by the provisions of this Debenture exists, Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of the principal indebtedness evidenced by the provisions of this Debenture. Borrower agrees that its issuance of this Debenture shall constitute full authority to Borrower's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of the principal indebtedness evidenced by the provisions of this Debenture.

2.7 EARLY REPAYMENT. Borrower may, at its option, repay the principal and accrued interest evidenced by the provisions of this Debenture at any time after June 30, 1999, if the closing bid price of the Borrower's Common Stock equals or exceeds four dollars ($4.00) per share for any twenty (20) consecutive business days in the prior sixty (60) business days. If the Borrower elects to repay pursuant to the provisions of this section, Holder will have ten (10) business days to notify Borrower of Holder's intention to exercise the conversion of the Debenture into common shares of the Borrower.

                                  ARTICLE THREE
                    REPRESENTATIONS AND WARRANTS OF BORROWER

Borrower represents and warrants that:



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3.1 EXISTENCE AND RIGHTS. Borrower is a corporation duly, organized and existing pursuant to the laws of the State of Nevada without limit as to the duration of its existence; Borrower has corporate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary: and Borrower has the corporate power and adequate authority to issue this Debenture and the underlying shares of Common Stock.

3.2 DEBENTURE AUTHORIZED. The execution and delivery of this Debenture and the performance of the provisions of this Debenture are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's Articles or Certificate of Incorporation or Bylaws and are duly authorized and do not require the consent or approval of any governmental body or other authority; and this Debenture is the valid, binding and legally enforceable obligation of Borrower in accordance with the terms herein.

3.3 NO CONFLICT. The execution, delivery and performance of this Debenture are not in contravention of or conflict with any agreement, indenture or undertaking to which Borrower is a party or by which Borrower or any of Borrower's property may be bound or affected, and does not cause any lien, charge or other encumbrance to be created ort imposed upon any such property by reason thereof.

                                  ARTICLE FOUR
               REPRESENTATION, WARRANTIES AND CONVENANTS OF HOLDER

Holder hereby represents and warrants to and convenience with Borrower as follows:

4.1 ABILITY TO PROVIDE FOR NEEDS. Holder has adequate means of providing for his or her currents and possible personal contingencies and he or she no need in the foreseeable future to sell any shares of Common Stock acquired by Holder. Holder is able to bear economic risks of the transaction evidenced by the provisions of this Debenture and Holder has a sufficient net worth to sustain a loss of the principal amount lent by Holder to the Company and evidenced by the provisions of this Debenture, in the event such loss should occur.

4.2 KNOWLEDGE AND EXPERIENCE. Holder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of a loan to Borrower.

4.3 BOOKS AND RECORDS. Holder confirms that all documents, records and books, pertaining to his or her loan to Borrower have been made available to Holder.

4.4 QUESTIONS REGARDING LOAN. Holder has had an opportunity to ask questions of an received satisfactory answers from Borrower, and any person or persons acting on Borrower's behalf, concerning the terms and conditions of his or her loan to Borrowers, and



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all such questions are been answered to the complete satisfaction of Holder.

4.5 ACQUISITION INTENTION. Any shares of Common Stock acquired by Holder because of exercise of the conversion rights specified by the provisions of this Debenture will be acquired by Holder for his or her own account for investment in a manner which would not require registration or qualification pursuant tot he provisions of the Securities Act of 1933,as amended ("Act"), or any state Blue Sky law.

4.6 HISTORY AND EARNINGS OR BORROWER. It has been called to the attention of Holder by those persons with whom the undersigned has dealt in connection with his or her loan to Borrower, that Borrower has a limited history of operations and insignificant earnings and that Holder's loan to Borrower involves significant risk which may result in the loss of the amount lent to Borrower.

4.7 NO REPRESENTATIONS OR WARRANTIES. Holder has received no representations or warranties in making his or her lending decision.

4.8 EVALUATION OF RISKS. Borrower has made available to Holder or his or her personal advisor the opportunity to obtain appropriate to evaluate the merits and risks of a loan to Borrower.

4.9 NO DETERMINATION BY REGULATORS. Holder understands that neither the Securities and exchanges commission nor any Securities Administrator or similar person of any state or province has made any finding or determination relating to the fairness of any loan to Borrower or subsequent acquisition of Common Stock and that neither the Securities and Exchange Commission nor any Securities Administrator or similar person of any state or province has or will recommend or enforce any such loan or acquisition of Common Stock

4.10 ACCREDITED INVESTOR. Holder hereby represents and warrants that Holder is an "Accredited Investor", as defined pursuant to Section 2(a)(15) of the Act and Rule 501 of Regulation D promulgated pursuant to the Act, and satisfies one of the following categories:

        (1)     Holder is a director or executive officer of Borrower; or

        (2) Holder is a natural person whose individual net worth, or joint net worth with that Holder's spouse, at the time of his or her loan to Borrower exceeds $1,000,000; or

        (3) Holder is a natural person who has an individual income in excess of $200,000 in each of the 2 most recent years or joint income with Holder's spouse in excess of $300,000 in each of those years and has a reasonable expectation of having the same income level in the current year; or

        (4) Holder is a trust, with total asset in excess of $5,000,000, not formed for the specific purpose of making the loan to Borrower, whose lending



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                decision is directed by a sophisticated person as described in
                Regulation 230.506(b)(2)(ii) promulgated pursuant to the Act; or

        (5) Holder is an entity in which all of the equity owners are accredited investors.

4.11 INDEMNIFICATION. Holder acknowledges that he or she understands the meaning and legal consequences of the representation, warranties, and covenants specified in this Article 4 and that Borrower has relied on such representation, warranties and covenants, and the undersigned hereby agrees to indemnify and hold harmless Borrower, and its officers, directors, controlling persons, agents, attorneys, accountants, and employees, from any and all loss, damage or liability sue to, or occurring because of, a breach any such representation, warranty, or covenant.

4.12 REGISTRATION OF ACQUIRED SHARES. Borrower has no right to require that any shares of Common Stock acquired by Holder upon the exercise of the conversion right specified in the Debenture be registered pursuant to the provisions of the Act, or otherwise. The undersigned further acknowledges that Borrower has no obligation to assist Holder in obtaining any exemption from any registration requirements imposed by applicable law. Holder also acknowledges that he or she shall be responsible for compliance with all conditions on transfer imposed by the Securities and Exchange Commission or any Securities Administrator or similar person of any state or province.

4.13 LIMITATION ON TRANSFER OF INTEREST. Holder acknowledges that he or she is aware that there are substantial restrictions on the transferability of any shares of Common Stock acquired by Holder upon the exercise of the Conversion right specified in this Debenture. Because such Common Stock will not, and the undersigned has no right to require that such Common Stock, be registered pursuant to the provisions of the Act, Holder agrees not to sell, transfer, assign, pledge, hypothecate or otherwise dispose of any such Common Stock unless such sale is exempt from such registration pursuant to the provisions of the Act. Holder further acknowledges that Borrower has no obligation to assist Holder in obtaining any exemption from any registration requirements imposed by applicable law. Holder also acknowledges that he or she shall be responsible for compliance with all conditions on transfer imposed by the Securities and Exchange Commission or any Securities Administrator of any state and for any expenses incurred by Borrower for legal and accounting services in connection with reviewing such a proposed transfer and issuing options in connection therewith.

4.14 COMPLIANCE WITH ACT. Holder understands and agrees that the following restrictions and limitations are applicable to his purchase and any sale, transfer, assignment, pledge, hypothecation or other disposition of any shares of Common Stock acquired by Holder upon the exercise of the conversion right specified in the Debenture pursuant to Section 4(2) of the Act and Rule 144 promulgated pursuant thereto:

        (a) Borrower agrees that any shares of Common Stock acquired by Holder



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                upon the exercise of the conversion right specified in the
                Debenture shall not be sold, pledged, hypothecated or otherwise disposed of unless such Common Stock is registered pursuant to the Act and applicable state securities laws or are exempt therefrom.

        (b) A legend in substantially the following form has been or will be placed on any certificate(s) or other documents evidencing such Common Stock.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND HAVE NOT BEEN REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 AS AMENDED ("ACT"), AND HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON THE EXEMPTIONS SPECIFIED IN SECTION 4(2) AND 4(6) OF THE ACT. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO THE COMPANY OR ITS TRANSFER AGENT OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR ITS TRANSFER AGENT THAT REGISTRATION IS NOT REQUIRED COR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OR ITS TRANSFER AGENT OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY OR ITS TRANSFER AGENT TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

        (c) Stop transfer instructions to the transfer agent of such Common Stock will be placed with respect to such Common Stock so as to restrict the sale, transfer, pledge, hypothecation or other disposition thereof, subject to the further terms hereof, including the provisions of the legend set forth in subparagraph
                (b) above.

        (d) The legend and stop transfer instruction described in subparagraphs (b) and (c) above will be placed on any new certificate(s) or other documents for transfer.

                                  ARTICLE FIVE
                                  MISCELLANEOUS

5.1 LOST OR DESTROYED DEBENTURES. Upon receipt by Borrower at its principal office of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Debenture, and in the case of any such loss, theft, or destruction, upon delivery of indemnity satisfactory to Borrower or, in case of any such mutilation, upon surrender and cancellation of this Debenture, Borrower will issue a new Debenture specifying provisions which are the same as those specified in lieu of this Debenture with a notification thereon of the date from which interest has accrued.



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5.2 SURVIVAL OF WARRANTIES. All agreements, representations and warranties made herein shall survive the execution and delivery hereof.

5.3 NOTICES. Any notices herein required or permitted to be given shall be in writing and may be personally served or sent by mail and shall be deemed to have been given when deposited in the mail, registered, with postage prepaid and properly addressed.

5.4 AMENDMENT PROVISION. The term "Debenture" or "this Debenture" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed or if later amended or supplemented, then, as so amended or supplemented.

5.5 ASSIGNABILITY. This Debenture shall obligate Borrower, its successors and assigns. This Debenture shall not be assigned, transferred, alienated, pledged or otherwise hypothecated by Holder without prior written consent of Borrower, which consent may be withheld unreasonably.

5.6 GOVERNING LAW. This Debenture has been executed in and shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, BORROWER AND HOLDER HAVE CAUSED THIS DEBENTURE TO BE SIGNED IN THEIR NAMES BY THEIR DULY AUTHORIZED REPRESENTATIVES ON THE DATES SPECIFIED OPPOSITE THEIR SIGNATURES.


Dated: November 16, 1998                BORROWER:

                                        INTERNATIONAL TRADING &
                                        MANUFACTURING CORPORATION,
                                        A NEVADA CORPORATION

                                        By: Klaus Moeller /S/

                                        Its: CEO

Dated:  November 16, 1998               HOLDER:

                                        Steve Livingston /S/